Exhibit 3.2


FILED C31948-00
MAY 22 2001
IN THE OFFICE OF THE
SECRETARY OF STATE
                         CERTIFICATE OF AMENDMENT TO
                          ARTICLES OF INCORPORATION
                                     OF
                            NEW POLITICS.COM, INC.

     I, the undersigned, being a person over twenty-one (21) years of age and in my capacity as a Director and President of New Politics.com, Inc. hereby amend that corporation's charter Articles of Incorporation filed December 1, 2000. Any Articles not specifically amended herein shall be unaffected by these Articles of Amendment. This Amendment is adopted pursuant to the unanimous vote of the directors and shareholders of New Politics.com, Inc., taken at a duly convened special meeting of the Shareholders held on April 27, 2001.

                                 ARTICLE FIVE

     The corporation's total authorized capital stock shall consist of twenty million (20,000,000) shares of common stock, par value $0.001 per share, all of which shall be non-assessable. The holders of the corporation's shares shall be entitled to one (1) vote on matters subject to Shareholder vote for each share of the corporation's stock that they own.

     IN WITNESS HEREOF, and in accordance with Sections 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned, in my capacity as President of New Politics.com, Inc., executes this Certificate this 18th day of May 2001.




/s/ Howard Baer
________________________________
Howard Baer
President, New Politics.com, Inc.



/s/ Kevin Baer
_______________________________
Kevin Baer
Secretary, New Politics.com, Inc.